AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP OF AIRCRAFT LEASING ASSOCIATES, L.P.

               This amended and Restated Certificate of Limited Partnership of Aircraft Leasing Associates, L.P. (the "Partnership"), dated November 23, 1993, has been duly executed and is being filed by the undersigned, being the sole general partners, in accordance with the provisions of 6 Del, C, Section 17-310, to amend and restate the original certificate of Limited Partnership of the Partnership, which was filed on November 19, 1993 with the Secretary of State of the State of Delaware (the "Certificate"), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del, C, Section 17-101, et seq.).

               The Certificate is hereby amended and restated in its entirety to read as follows:

               1.      Name. The name of the limited partnership is Aircraft Leasing Associates, L.P.

               2.      Registered Office. The registered office of the Partnership in the State of Delaware is located at the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

               3.      Registered Agent. The name and address of the registered agent of the Partnership for service of process in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

               4.      General Partner. The name and business address of the sole general partner of the Partnership are as follows:

TITD II INC. 3720 Howard Hughes Parkway Suite 200 Las Vegas, Nevada 89109
IN WITNESS WHEREOF, the undersigned has executed this Amended and Registered Certificate of Limited Partnership as of the date first-above written.
TIFD II INC. By: /s/ Eric M. Dull Name: Eric M. Dull Title: Vice President